Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

CONFIDENTIAL

March 6, 2014

Minerals Technologies Inc.

622 Third Avenue

38th Floor

New York, NY 10017

Attention: Mr. Douglas T. Dietrich

Project Blacklight

$1,760,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan” and, together with JPMCB, “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheet (as defined below)).

In connection with the Transactions, JPMCB is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth in this commitment letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet” and, together with the Summary of Additional Conditions Precedent attached hereto as Exhibit B (the “Conditions Exhibit”), the “Term Sheet”).

You hereby appoint JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner for the Facilities, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet. You also hereby appoint JPMCB to act, and JPMCB hereby agrees to act, as sole and exclusive administrative agent and collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet. Each of JPMCB and JPMorgan, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Facilities and (b) no compensation (other than as expressly contemplated by the Term Sheet or the Fee Letters referred to below) will be paid in connection with the Facilities, in each case unless you and we so agree in writing; provided, however, that, within 10 business days after the date hereof, you may appoint up to two financial institutions reasonably satisfactory to JPMorgan as joint bookrunners for the Facilities and award such financial institutions additional agent, co-agent or joint bookrunner titles in a manner and with economics determined by you (it being understood that, to the extent you appoint any additional agent, co-agent or joint bookrunner in respect of the Facilities, such financial institution or one or more of its affiliates shall commit to providing a percentage of the aggregate principal amount of each Facility at least commensurate with the economics and fees awarded to such financial institution or its affiliates, as applicable, and the commitment and economics of JPMCB hereunder and under the Arranger Fee Letter in respect of each Facility will be reduced by the amount of the commitments and economics of such appointed entity or its affiliates, as applicable, with respect to such Facility upon the execution by such financial institution or such affiliate, as applicable, of customary joinder documentation); provided further, however, that in no event will JPMCB’s commitment in respect of the Facilities be less than 50% of the aggregate principal amount of the Facilities. It is further agreed that JPMorgan will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, and JPMorgan will perform the roles and responsibilities conventionally understood to be associated with such “left” placement.

JPMorgan reserves the right, prior to or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”), to, after consultation with you, syndicate all or a portion of its commitments hereunder to one or more financial institutions reasonably satisfactory to you that will become parties to such definitive documentation pursuant to syndications to be managed by JPMorgan (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the “Lenders”); provided, however, that notwithstanding JPMorgan’s right to syndicate the Facilities and receive commitments with respect thereto, other than with respect to the commitments of any additional agent, co-agent or joint bookrunner appointed in accordance with the immediately preceding paragraph, (a) JPMCB shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitment in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (b) no assignment or novation shall become effective with respect to all or any portion of JPMCB’s commitment in respect of the Facilities until after the initial funding under the Facilities on the Closing Date has occurred and (c) unless you otherwise agree in writing, JPMCB shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding under the Facilities on the Closing Date has occurred. You understand that each of the Facilities may be separately syndicated. JPMorgan may decide to commence syndication efforts promptly, and you agree, until the earlier of (x) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter) of the Facilities is

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achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), to actively assist (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist) JPMorgan in completing satisfactory syndications. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (b) direct contact during the syndications between your senior management, representatives and advisors and the proposed Lenders, (and using your commercially reasonable efforts to ensure such contact between senior management of the Acquired Business and the proposed Lenders), (c) your assistance (and using commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndications (collectively, the “Information Materials”), (d) the hosting, with JPMorgan, of one or more meetings of or telephone conference calls with prospective Lenders at times and locations to be mutually agreed upon, (and using your commercially reasonable efforts to cause the officers of the Acquired Business to be available for such meetings), (e) your using commercially reasonable efforts to procure, at your expense, ratings for the Facilities from each of Standard & Poor’s Financial Services LLC (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, and (f) prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of you or your subsidiaries being issued, offered, placed or arranged (other than the Facilities) without the consent of JPMorgan if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndications of the Facilities. You further agree to use commercially reasonable efforts to provide the Arranger a period (the “Marketing Period”) of 15 consecutive business days (ending on the business day immediately prior to the Closing Date) upon receipt of the information required under paragraphs 4, 5 and 6 of the Conditions Exhibit as of the day of the commencement of the Marketing Period and a Confidential Information Memorandum to syndicate the Facilities (including by exercising any right to extend the expiration of the Tender Offer pursuant to, and in accordance with, the Purchase Agreement); provided, that if the Marketing Period is not completed as of August 15, 2014, the Marketing Period will restart on or after September 2, 2014. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the compliance with the foregoing provisions of this paragraph, any syndications of the Facilities or the obtaining of the ratings referenced above shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

It is understood and agreed that JPMorgan will, after consultation with and in a manner reasonably acceptable to you, manage all aspects of the syndications, including but not limited to selection of Lenders (which Lenders shall be reasonably satisfactory to you), the determination of when JPMorgan will approach potential Lenders and the time of acceptance of the Lenders’ commitments and the final

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allocations of the commitments among the Lenders. In acting as the sole lead arranger and sole bookrunner, JPMorgan will have no responsibility other than to arrange the syndications as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist JPMorgan in its syndication efforts, you agree to promptly prepare and provide to JPMorgan (and use commercially reasonable efforts to cause the Acquired Business to prepare and provide) all information with respect to you, the Acquired Business and your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including financial information and projections (the “Projections”) as JPMorgan may reasonably request in connection with the structuring, arrangement and syndications of the Facilities. At the request of JPMorgan, you agree to assist JPMorgan in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you, the Acquired Business, your and its respective affiliates and any of your or its respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your, the Acquired Business’s or your and its respective affiliates’ securities or loans. Before distribution of any Information Materials, (a) you agree to execute and deliver to JPMorgan (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein and (b) you agree to identify that portion of the Information Materials that may be distributed to Public-Siders as not containing MNPI, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and you agree that, by marking Information Materials as “PUBLIC”, you shall be deemed to have authorized JPMCB, JPMorgan and the prospective Lenders to treat such Information Materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials as “PUBLIC”)). You acknowledge that JPMorgan will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on Intralinks, Debt X or SyndTrack Online or by similar electronic means. You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise JPMorgan within a reasonable time after receipt of such materials for review that such materials should only be distributed to Private-Siders: (1) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheet and notification of changes in the Facilities’ terms and conditions and (3) drafts and final versions of the Facilities Documentation. If you so advise JPMorgan that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You acknowledge that JPMorgan public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by JPMCB and JPMorgan freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and any other party hereto.

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You hereby represent and warrant (with respect to any information or data relating to the Acquired Business, the following representations and warranties shall be made solely to your knowledge) that (a) all written information and written data other than the Projections and other forward-looking information and other than information of a general economic or industry specific nature (such information and data, the “Information”) that has been or will be made available to JPMCB or JPMorgan by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto from time to time) and (b) the Projections that have been or will be made available to JPMCB or JPMorgan by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, have been and will be prepared in good faith based upon accounting principles consistent in all material respects with your historical audited financial statements and the historical audited financial statements of the Acquired Business and upon assumptions that are believed by you to be reasonable at the time made (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the later of the Closing Date and the Syndication Date you become aware that the representation and warranty in the immediately preceding sentence would not be satisfied if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to Information and Projections relating to the Acquired Business, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representation and warranty would be satisfied under those circumstances. In arranging the Facilities, including the syndications of the Facilities, JPMorgan (A) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (B) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

As consideration for JPMCB’s commitments hereunder and JPMorgan’s agreement to structure, arrange and syndicate the Facilities, you agree to pay to JPMCB and JPMorgan the fees as set forth in the Term Sheet, the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”). Once paid, except as expressly provided in the Fee Letters, such fees shall not be refundable under any circumstances.

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JPMCB’s commitment hereunder to fund the Facilities on the Closing Date and the agreement of JPMorgan to perform the services described herein are subject solely to the express conditions set forth under the headings “Conditions Precedent to Initial Borrowing” and “Conditions Precedent to All Borrowings” in the Senior Facilities Term Sheet and the conditions set forth in the Conditions Exhibit, and upon satisfaction (or waiver by JPMCB) of such conditions, the initial funding of the Facilities shall occur.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Purchase Agreement (including, for the avoidance of doubt, the representation and warranty in Section 4.6(b) of the Purchase Agreement) (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) made by you in the Facilities Documentation and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions described in the immediately preceding paragraph are satisfied or waived by JPMCB (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any of security interests (i) in the equity interests in any of your material domestic subsidiaries (to the extent constituting Collateral under the Senior Facilities Term Sheet and other than in respect of the Acquired Business or its subsidiaries, which shall be delivered to the extent made available by the Acquired Business on the Closing Date) and (ii) in other assets located in the United States with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be provided or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of you relating to the Borrower and the Guarantors set forth in the Facilities Documentation relating to organization and powers; authorization, due execution and delivery and enforceability, in each case, relating to the entering into and performance of the Facilities Documentation; no conflicts between the Facilities Documentation and your organizational documents immediately after giving effect to the

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Transactions; compliance with anti-terrorism and anti-money laundering laws and regulations (including Patriot Act and OFAC); solvency as of the Closing Date (after giving effect to the Transactions) of you and your subsidiaries on a consolidated basis; the Investment Company Act of 1940; Federal Reserve margin regulations; and subject to the parenthetical statement in the immediately preceding sentence, creation, perfection and priority of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless JPMCB, JPMorgan, their respective affiliates and each of their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses, in each case incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of such indemnified person, (ii) result from a claim brought by you or any of your subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder if you or such subsidiary has obtained a final and non-appealable judgment in your or its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities), and (b) if the Closing Date occurs, to reimburse JPMCB and JPMorgan upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses (including but not limited to the expenses of JPMCB’s and JPMorgan’s due diligence investigation, consultants’ fees and expenses, syndication expenses, travel expenses and reasonable fees, disbursements

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and other charges of counsel (such charges and disbursements limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letters, the Facilities Documentation and any security arrangements in connection therewith. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph. Notwithstanding the immediately preceding sentence, if at any time an indemnified person shall have requested in accordance with this Commitment Letter that you reimburse such indemnified person for legal or other expenses in connection with investigating, responding to or defending any Proceeding, which legal or other expenses are reimbursable pursuant to this Commitment Letter, you shall be liable for any settlement of any Proceeding effected without your written consent if (a) such settlement is entered into more than 45 days after such request for reimbursement is sent to you and (b) you shall not have reimbursed such indemnified person in accordance with such request prior to the date of such settlement (unless such reimbursement request is subject to a good faith dispute). Notwithstanding any other provision of this Commitment Letter, (1) no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent that any such damages have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person (as determined by a court of competent jurisdiction in a final non-appealable judgment)) and (2) none of the indemnified persons, you or the Acquired Business or your or its respective subsidiaries or affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities or the Transactions; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

You acknowledge that JPMCB, JPMorgan and their respective affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of JPMCB, JPMorgan or any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by JPMCB, JPMorgan or any of their respective affiliates of services for other companies, and none of JPMCB, JPMorgan or any of their respective affiliates will furnish any such information to other companies. You also acknowledge that none of JPMCB, JPMorgan or any of their respective affiliates has any obligation to use in

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connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Acquired Business or your or their respective subsidiaries or representatives, confidential information obtained by JPMCB, JPMorgan or any of their respective affiliates from any other company or person.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and JPMCB and JPMorgan, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and the Term Sheet, irrespective of whether either JPMCB or JPMorgan has advised or is advising you on other matters, (b) JPMCB and JPMorgan, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of either JPMCB or JPMorgan, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheet, (d) you have been advised that each of JPMCB and JPMorgan is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither JPMCB nor JPMorgan has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) JPMCB and JPMorgan are not advising you as to any legal, regulatory, tax, accounting or investment matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) and that you shall consult your own advisors with respect to such matters to the extent you deem appropriate in connection with the transactions contemplated hereby and (f) you waive, to the fullest extent permitted by law, any claims you may have against JPMCB and JPMorgan for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that neither JPMCB nor JPMorgan shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of JPMCB and JPMorgan is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of JPMCB and JPMorgan may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you, the Acquired Business and other companies with which you or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by JPMCB, JPMorgan or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, and such party’s obligations hereunder may not be

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delegated, without the prior written consent of each of JPMCB and JPMorgan (in the case of any such assignment or delegation by the Borrower) or the Borrower (in the case of any such assignment or delegation by JPMCB or JPMorgan), and any attempted assignment without such consent shall be null and void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of JPMCB, JPMorgan and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter, the Term Sheet and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter, the Term Sheet and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. THIS COMMITMENT LETTER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Conditions Exhibit) (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Purchase Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. JPMCB and JPMorgan may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the fourth preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

Subject to the last sentence of this paragraph, each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any of their respective affiliates or any of their respective officers, directors, employees, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder or thereunder, in any forum other than any New York State or Federal court sitting in the Borough of Manhattan in the City of

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New York or any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each party hereto hereby agrees that a final judgment in any such action, litigation or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment. Nothing in this Commitment Letter, the Term Sheet or the Fee Letters shall affect any right that JPMCB or JPMorgan may have to bring any action, litigation or proceeding relating to the Transactions, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder or thereunder against you or your property in the courts of any other jurisdiction.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HERBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheet and as promptly as reasonably practicable, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the Fee Letters, the contents of any of the foregoing

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or the activities of JPMCB and JPMorgan pursuant hereto or thereto to any person without the prior approval of each of JPMCB and JPMorgan, except that you may disclose (a) this Commitment Letter, the Term Sheet, the Fee Letters and the contents hereof and thereof (i) to the Acquired Business and your and the Acquired Business’s directors, officers, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Acquired Business or its directors, officers, employees, attorneys, accountants and advisors shall be redacted in a manner reasonably satisfactory to JPMorgan), (ii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (iii) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee Letters and (iv) to the extent this Commitment Letter, the Term Sheet, the Fee Letters or the contents hereof and thereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letters or the contents thereof) (i) to S&P and Moody’s in connection with the Transactions and on a confidential and need-to-know basis and (ii) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or, to the extent required by law, in connection with any public filing, (c) the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Facilities or, to the extent required by applicable law, in any public filing and (d) generally the existence and amount of commitments hereunder and the identities of the JPMCB and JPMorgan.

JPMCB and JPMorgan shall use all non-public information received by them in connection with the Facilities and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheet and the Fee Letters and shall treat confidentially all such information; provided, however, that nothing herein shall prevent JPMCB or JPMorgan from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Lenders or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, JPMCB or JPMorgan, as the case may be, shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority having jurisdiction over JPMCB or JPMorgan or any of their respective affiliates (in which case JPMCB or JPMorgan, as the case may be, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the respective Related Parties of JPMCB and JPMorgan who are informed of the confidential nature of such information and are or have been advised of their obligation to keep all such information confidential or are otherwise under a professional or

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employment duty of confidentiality, and JPMCB and JPMorgan shall be responsible for each such person’s compliance with this paragraph, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and JPMCB and JPMorgan shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by JPMCB or JPMorgan, its affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by JPMCB or JPMorgan from a third party that is not, to the JPMCB’s or JPMorgan’s knowledge, subject to a confidentiality obligation to you with respect to such information and (i) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee Letters; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you) in accordance with the standard syndication processes of JPMCB and JPMorgan or customary market standards for dissemination of such type of information. The obligations of JPMCB and JPMorgan under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Facilities Documentation upon the initial funding thereunder; provided that if not previously terminated, the provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

JPMCB and JPMorgan hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”), that it and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address, the name and address of each of the Guarantors and other information that will allow JPMCB and JPMorgan and each of the Lenders to identify you and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for JPMCB, JPMorgan and each of the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to JPMorgan (or its counsel) executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on March 17, 2014. The commitments and agreements of JPMCB and JPMorgan hereunder will expire at such time in the event that JPMorgan has not received such executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) in accordance with the immediately preceding sentence. In the event that (i) the initial borrowing under the Facilities does not occur on or before September 17, 2014, (ii) the Purchase Agreement is terminated without the closing of the Tender Offer and the funding of the Facilities or (iii) the closing of the Tender Offer occurs without the use of the Facilities, then this

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Commitment Letter and the commitments hereunder shall automatically terminate unless JPMorgan shall, in its sole discretion, agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder. You may terminate this Commitment Letter and/or JPMCB’s commitment with respect to the Facilities (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By	/s/ Deborah R. Winkler
	Name:	Deborah R. Winkler
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By	/s/ Cornelius J. Droogan
	Name:	Cornelius J. Droogan
	Title:	Managing Director

Accepted and agreed to as of the date first above written:

MINERALS TECHNOLOGIES INC.

By	/s/ Douglas Dietrich
	Name:	Douglas Dietrich
	Title:	Chief Financial Officer

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EXHIBIT A

CONFIDENTIAL

March 6, 2014

Project Blacklight

$1,760,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions1

Borrower:	The borrower under the Facilities (as defined below) will be Minerals Technologies Inc., a Delaware corporation (the “Borrower”).

Transactions:

The Borrower intends to acquire (together with the Merger (as defined below), the “Acquisition”) all of the outstanding equity interests (the “Shares”) of the entity previously identified to JPMCB and J.P. Morgan Securities LLC as “Apollo” (the “Acquired Business”) through a tender offer and merger transaction involving a wholly owned Delaware subsidiary of the Borrower (“Merger Sub”), to be effected pursuant to an agreement and plan of merger (together with the schedules and exhibits thereto, the “Purchase Agreement”) to be entered into among the Borrower, Merger Sub and the Acquired Business. Pursuant to, and subject to the conditions set forth in, the Purchase Agreement, Merger Sub will make a cash tender offer (the “Tender Offer”) to acquire any and all outstanding shares of common stock of the Acquired Business, and will consummate the Tender Offer only if it acquires in the Tender Offer a percentage of outstanding shares of common stock of the Acquired Business (the “Acquired Business Shares”), calculated on a fully-diluted basis, sufficient to approve, without the vote of any other stockholder, the merger of the Acquired Business into Merger Sub (the “Merger”). The Merger will occur on the same day as the consummation of the Tender Offer (or another date mutually agreed by the parties to the Purchase Agreement) and, after giving effect thereto, the Acquired Business will survive the Merger as a wholly owned subsidiary of the Borrower.

In connection with the Acquisition, all Acquired Business Shares tendered in the Tender Offer will be exchanged for, and all Acquired Business Shares not so tendered will

[1]

Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), including the other exhibits thereto.

be converted into the right to receive, cash consideration (the “Consideration”) in an aggregate amount and in the manner provided for in the Purchase Agreement.

In connection with the Acquisition, (a) the Borrower will obtain the senior secured credit facilities (the “Facilities”) described below under the heading “Facilities” on the date on which the Borrower accepts for payment the Shares pursuant to the Tender Offer (the “Closing Date”), (b) certain existing indebtedness of the Acquired Business and its subsidiaries and the Borrower and its subsidiaries (the “Existing Indebtedness”) will be repaid, repurchased, redeemed or otherwise retired and all existing commitments, obligations and security interests in respect of the Existing Indebtedness will be terminated and/or will be amended in a manner acceptable to the Borrower (collectively, the “Existing Indebtedness Refinancing”) and (c) fees and expenses incurred in connection with the Transactions (the “Transaction Costs”) will be paid. The transactions described in clauses (a) through (c) of this paragraph, together with the Acquisition, are collectively referred to herein as the “Transactions”.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative agent and collateral agent for the Facilities (in such capacities, the “Administrative Agent”) for a syndicate of financial institutions (the “Lenders”) and will perform the duties customarily performed by persons acting in such capacities.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC will act as sole lead arranger and sole bookrunner for the Facilities (in such capacities, the “Arranger”) and will manage the syndication of the Facilities.

Syndication Agent:	One or more financial institutions selected by the Borrower will act as syndication agent for the Facilities.

Documentation Agent:	One or more financial institutions selected by the Borrower will act as documentation agent for the Facilities.

Facilities:	(a) A senior secured term loan facility in an aggregate principal amount equal to $1,560,000,000 (the “Term Loan Facility”).

(b) A senior secured revolving credit facility with aggregate commitments in an amount equal to $200,000,000 (the “Revolving Credit Facility”). Up to an amount equal to $25,000,000 of the Revolving Credit Facility will be available for the issuance of letters of credit. Up to an amount equal to $50,000,000 of the Revolving Credit Facility will be available to be drawn in Euros, Sterling and other foreign currencies as may be agreed by the lenders under the Revolving Credit Facility.

In connection with the Revolving Credit Facility, JPMCB, in its capacity as the maker of swingline loans (in such capacity, the “Swingline Lender”), will make available to the Borrower a swingline facility in an amount equal to $15,000,000 under which the Borrower may make same-day short-term borrowings. Any such swingline loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis, except for purposes of calculating the commitment fee described in Annex I. Each Lender under the Revolving Credit Facility will, promptly upon request by the Administrative Agent, fund to the Administrative Agent its pro rata share of any swingline borrowings.

Incremental Facility:	The Facilities Documentation will permit the Borrower (pursuant to procedures to be mutually agreed upon and set forth in the credit agreement with respect to the Facilities (the “Credit Agreement”)) to add one or more incremental term loan facilities to the Facilities (each, an “Incremental Term Loan Facility”) and/or increase the commitments under the Revolving Credit Facility (each such increase, a “Revolving Credit Facility Increase” and, together with the Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount not to exceed for all such increases and incremental facilities the greater of (x) $250,000,000 and (y) an amount of Incremental Facilities such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (y) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Credit Agreement), on a pro forma basis

(but excluding the cash proceeds of such incurrence and assuming, in the case of any Revolving Credit Facility Increase, that the commitments in respect thereof are fully drawn) the Secured Net Leverage Ratio (to be defined) would not exceed 3.25 to 1.00; provided that (a) no default or event of default exists or would exist after giving effect to such Incremental Facility (or if agreed by the lenders providing such Incremental Facility in connection with any acquisition or investment permitted under the Credit Agreement, no payment or bankruptcy event of default), (b) all fees and expenses owing in respect of such Incremental Facility to the Administrative Agent have been paid and (c) no Lender shall be required to participate in any such Incremental Facility; provided further that the loans under any Incremental Term Loan Facility (i) will rank pari passu in right of payment and security with the other Facilities, (ii) will mature no earlier than the final maturity of the Term Loan Facility and (iii) will have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Loan Facility. If the “yield” (which, for this purpose, shall be deemed to include all upfront or similar fees or original issue discount payable to the lenders in respect of such Incremental Term Loan Facility and any pricing “floor” applicable to such Incremental Term Loan Facility but excluding customary arrangement and commitment fees paid to arrangers thereof) applicable to any Incremental Term Loan Facility exceeds the “yield” applicable to the Term Loan Facility by more than 0.50%, then the interest rate spread applicable to the Term Loan Facility shall be increased so that the “yield” on the Term Loan Facility is equal to the “yield” applicable to such Incremental Term Loan Facility less 0.50%. Any Incremental Term Loan Facility will have terms and conditions substantially identical to the Term Loan Facility (other than with respect to pricing, amortization and maturity) and will be otherwise on terms and subject to conditions reasonably satisfactory to the Administrative Agent.

The Borrower will be permitted to utilize the above available incremental credit capacity in the form of (in addition to Incremental Term Loan Facilities and Revolving Credit Facility Increases) senior unsecured notes or loans or senior secured notes or loans that are secured by the Collateral, in the case of notes, on a pari passu or junior basis or, in the case of loans, a junior basis (“Alternative Incremental Indebtedness”); provided that, in addition to the requirements with respect to the amount, incurrence and maturity of any such incremental credit extensions set forth above, (a) in the case of any such Alternative Incremental Indebtedness in the form of notes, such Alternative Incremental Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the latest maturity date of the Term Loan Facility, (b) if such Alternative Incremental Indebtedness is secured, (i) such indebtedness shall not be secured by any assets or property other than the Collateral and (ii) all security therefor shall be granted pursuant to documentation substantially similar to the applicable collateral documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to a first lien intercreditor agreement or a junior lien intercreditor agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, (c) such Alternative Incremental Indebtedness is not guaranteed by any subsidiaries of the Borrower other than the Guarantors, (d) any Alternative Incremental Indebtedness does not have a shorter weighted average life than the remaining weighted average life of the Term Loan Facility and (e) the other terms and conditions of such Alternative Incremental Indebtedness (excluding pricing) are no more favorable to the investors providing such Alternative Incremental Indebtedness than those applicable to the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility existing under the Credit Agreement at the time of incurrence of such Alternative Incremental Indebtedness).

Refinancing Term Loans and Revolving Credit Commitments:	With the consent of the Borrower, the Administrative Agent and the lenders providing the refinancing term loans or refinancing revolving credit commitments, one or more tranches of term loans or any revolving credit commitments can be refinanced from time to time, in whole or part, with one or more new tranches of term loans, senior secured notes (which may rank pari passu or junior in right of security to the Term Loan Facility) or senior unsecured notes (“Refinancing Debt”) or new revolving credit commitments (“Refinancing Commitments”), respectively, under the Credit Agreement; provided that (i) any Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, the term loans being refinanced, (ii) any Refinancing Commitments do not mature prior to the maturity date of the revolving credit commitments being refinanced and (iii) the other terms and conditions of such Refinancing Debt or Refinancing Commitments (excluding pricing and optional prepayment terms) are no more favorable to the lenders or investors, as the case may be, providing such Refinancing Debt or Refinancing Commitments, as applicable, than those applicable to the term loans or revolving credit commitments being refinanced (except for covenants or other provisions applicable only to periods after either (1) the latest final maturity date of the Term Loan Facility and revolving credit commitments existing under the Credit Agreement at the time of such refinancing or (2) the Borrower and all Guarantors have been released from all obligations with respect to such Refinancing Debt and/or Refinancing Commitments and such Refinancing Debt and/or Refinancing Commitments have been assumed in full by a new borrower or borrowers as agreed by the applicable Lenders at the time of the incurrence of such Refinancing Debt; provided that any new borrower is not a restricted subsidiary of the Borrower).

Purpose:	(a)	The proceeds of the loans under the Term Loan Facility will be used by the Borrower on the Closing Date solely (i) first, to pay the Transaction Costs, (ii) second, to consummate the Existing Indebtedness Refinancing and (iii) third, together with cash on hand, to pay the Consideration.

	(b)	The proceeds of loans under the Revolving Credit Facility will be used by the Borrower for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

	(c)	Letters of credit will be used to support obligations of the Borrower and its subsidiaries incurred in the ordinary course of business.

	(d)	The proceeds of loans under any Incremental Term Loan Facility will be used by the Borrower for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

Availability:	(a) The Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

(b) Loans under the Revolving Credit Facility will be available on and after the Closing Date at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Letters of Credit:	Letters of credit under the Revolving Credit Facility will be made available by JPMCB or one of its affiliates and any other Lender under the Revolving Credit Facility that is acceptable to the Borrower and the Administrative Agent (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Credit Facility; provided that any letter of credit having a 12-month tenor may provide for the renewal of such letter of credit for additional 12-month periods (which shall, in no event, extend beyond the date referred to in clause (b) of this paragraph).

Each drawing under any letter of credit shall be reimbursed by the Borrower not later than one business day after such drawing. To the extent that the Borrower does not reimburse the applicable Issuing Bank on such business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the applicable Issuing Bank. Letters of credit shall be denominated in U.S. Dollars (or in Euros, Sterling or other foreign currencies agreed to by the applicable Issuing Bank).

Maturity and Amortization:	(a) The Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in an amount equal to 1.00% per annum beginning with the first full fiscal quarter after the Closing Date, with the balance due at maturity.

(b) The Revolving Credit Facility will mature on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Facilities and all obligations of the Borrower and the other Guarantors (as defined below) under any interest rate protection or other hedging arrangements entered into with a Lender (or an affiliate of a Lender) and all obligations of the Borrower and the other Guarantors in respect of overdrafts and related liabilities owed to a Lender (or an affiliate of a Lender) arising from treasury, depository or other cash management services, including credit card and merchant card programs, will be unconditionally guaranteed (the “Guarantees”) by each existing or subsequently acquired or organized wholly-owned material domestic subsidiary of the Borrower (the “Guarantors”), subject to restrictions imposed by applicable law.

Security:	All obligations of the Borrower under the Facilities, all obligations of the Borrower and the other Guarantors under any interest rate protection and other hedging arrangements entered into with a Lender (or an affiliate of a Lender) and all obligations of the Borrower and the other Guarantors in respect of overdrafts and related liabilities owed to a Lender (or an affiliate of a Lender) arising from treasury, depository or cash management services, including credit card and merchant card programs, and all Guarantees will be secured by substantially all the assets of the Borrower and each other Guarantor (collectively, the “Collateral”), including but not limited to (a) a perfected first-priority pledge of all the capital stock held by the Borrower or any other Guarantor of each existing or subsequently acquired or organized wholly-owned restricted subsidiary of the Borrower

(which pledge, in the case of stock of any foreign subsidiary of the Borrower, shall not include more than 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including but not limited to accounts, inventory, equipment, commercial tort claims, investment property, intellectual property, intercompany indebtedness (which shall be evidenced by a note), general intangibles, licensing agreements, real property, letter of credit rights and proceeds of the foregoing), subject to exceptions and thresholds to be mutually agreed upon.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) any fee-owned real property with a fair market value of less than an amount to be mutually agreed upon and all leasehold interests; (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (c) equity interests in any person other than wholly-owned direct subsidiaries of the Borrower or any Guarantor to the extent not permitted by such person’s organizational or joint-venture documents; (d) commercial tort claims with a value of less than an amount to be mutually agreed upon; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (f) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (g) “intent-to-use” trademark applications; and (h) other exceptions to be mutually agreed upon. In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to cash deposit or securities accounts, (b) notice be required to be sent to account debtors or other contractual third parties prior to the occurrence and absent the continuance of an event of default, (c) perfection be required with respect to letter of credit rights and commercial tort claims (except to the extent perfected through the filing of Uniform Commercial Code financing statements) and (d) security documents governed by the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia be required.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys) and, subject to exceptions permitted under the Facilities Documentation, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Mandatory Prepayments:	Loans under the Term Loan Facility shall be prepaid with (a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries, subject to thresholds and reinvestment rights to be mutually agreed upon (with a reinvestment period equal to 15 months) and other exceptions to be mutually agreed upon and (b) 100% of the net cash proceeds of issuances of indebtedness of the Borrower and its restricted subsidiaries (other than indebtedness permitted under the Credit Agreement).

Notwithstanding the foregoing, each Lender under the Term Loan Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower.

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Loan Facility as follows: (a) in direct order of maturity to the amortization repayments occurring in the eight quarters following the date of such prepayment and (b) pro rata to the remaining amortization payments.

Loans under the Revolving Credit Facility will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder.

Voluntary Prepayments/ Reductions in Commitments:	Voluntary prepayments of borrowings under the Facilities and voluntary reductions of the unutilized portion of the Revolving Credit Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except as described below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (to be defined).

Any (a) voluntary prepayment of the loans under the Term Loan Facility that is made on or prior to the date that is six months after the Closing Date with the proceeds from a Repricing Transaction (as defined below) and (b) amendment or other modification of the Credit Agreement on or prior to the date that is six months after the Closing Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a prepayment premium equal to 1.00% of (i) the aggregate principal amount of the loans under the Term Loan Facility so prepaid, in the case of a voluntary prepayment, and (ii) the aggregate principal amount of the loans under the Term Loan Facility affected by such amendment or modification, in the case of an amendment or other modification of the Credit Agreement. “Repricing Transaction” means the prepayment or refinancing (other than in connection with a change of control) of all or a portion of the loans under the Term Loan Facility concurrently with the incurrence by the Borrower of any long-term bank debt financing or any other financing similar to such loans, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto but excluding customary arrangement and commitment fees paid to arrangers thereof) than the interest rate margin applicable to such loans.

All voluntary prepayments under the Term Loan Facility shall be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower.

Facilities Documentation:	The definitive documentation for the Facilities (the “Facilities Documentation”) will be (a) consistent with this Term Sheet and will contain only those conditions precedent, mandatory prepayments, representations and warranties, affirmative and negative covenants, financial covenants and events of default expressly set forth herein (subject only to the exercise of any “market flex” expressly provided in the Arranger Fee Letter) and, to the extent such terms are not expressly set forth herein, such terms will be negotiated in good faith and (b) negotiated in good faith by the Borrower and the Arranger to finalize such documentation, giving effect to the Limited Conditionality Provisions, as promptly as practicable after the acceptance of this Commitment Letter (in being understood and agreed that the initial draft of the Credit Agreement shall be prepared by counsel to the Borrower).

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): organization and powers; authorization, due execution and delivery and enforceability; governmental approvals and no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change; ownership of properties; intellectual property; absence of actions, suits or proceedings; environmental matters; compliance with laws; compliance with anti-terrorism and anti-money laundering laws and regulations (including Patriot Act and OFAC); Investment Company Act of 1940; Federal Reserve regulations; payment of taxes; compliance with ERISA; accuracy of information; subsidiaries; insurance; labor matters; solvency; delivery of certain documents; and validity, perfection and priority of security interests in the Collateral, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Conditions Precedent to Initial Borrowing:	Limited to those set forth in the Conditions Exhibit and those under the heading “Conditions Precedent to All Borrowings” below.

Conditions Precedent to All Borrowings:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or, if already qualified by materiality, in all respects) of all representations and warranties (which, for purposes of the initial extensions of credit on the Closing Date and, in the case of any extension of credit under any Incremental Facility in connection with any acquisition or investment permitted under the Credit Agreement, if agreed by the lenders providing such Incremental Facility, shall be limited to the Specified Representations and the Specified Purchase Agreement Representations), (b) solely for extensions of credit after the Closing Date, there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit (or, in the case of any extension of credit under any Incremental Facility in connection with any acquisition or investment permitted under the Credit Agreement, if agreed by the lenders providing such Incremental Facility, no payment or bankruptcy event of default) and (c) the delivery of a borrowing notice.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of audited annual consolidated financial statements for the Borrower, unaudited quarterly consolidated financial statements for the Borrower and other financial information and other information; delivery of notices of default, litigation, material adverse change and other material matters; maintenance of corporate existence and rights and conduct of business; payment of taxes; maintenance of properties; maintenance of customary insurance; maintenance and inspection by the Administrative Agent of property and books and records; compliance with laws (including environmental laws); ERISA; use of proceeds and letters of credit; commercially reasonable efforts to maintain ratings; compliance with anti-terrorism and anti-money laundering laws and regulations (including Patriot Act and OFAC); additional subsidiaries; and further assurances, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

(a) limitations on indebtedness (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the Facilities (including Incremental Facilities), (ii) certain indebtedness existing on the Closing Date and permitted refinancings thereof, (iii) Alternative Incremental Indebtedness and permitted refinancings thereof, (iv) Refinancing Debt and Refinancing Commitments, (v) unsecured indebtedness, subject to customary terms and conditions, so long as the Net Leverage Ratio on a pro forma basis is no greater than 5.50:1.00; provided that any such indebtedness incurred by a restricted subsidiary that is not a Guarantor, or that does not become a Guarantor, shall be capped at an amount to be agreed, (vi) capital leases and purchase money indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of an amount to be agreed and a percentage to be agreed of Total Assets (to be defined), (vii) non-recourse indebtedness incurred by Specified Joint Ventures (as defined below) in an unlimited amount, (viii) indebtedness incurred by Specified Joint Ventures or any other joint venture and guaranteed by the Borrower and/or any of its subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (x) $175,000,000 and (y) 8.75% of Total Assets and (ix) indebtedness of foreign subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of an amount to be agreed and a percentage to be agreed of Total Assets);

(b)	limitations on liens (which shall permit, among other things, liens to secure existing notes of the Borrower and/or existing notes of the Acquired Business on a pari passu basis);

(c)	limitations on asset sales (which shall permit, among other things, the Borrower or any restricted subsidiary to dispose of an unlimited amount of assets for fair market value so long as for dispositions of assets with a fair market value in excess of an amount to be agreed, (a) at least 75% of the consideration for such asset sales consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Credit Agreement, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (b) no default or event of default under the Facilities would exist after giving effect thereto, and (c) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof (without limiting the reinvestment rights applicable thereto) and shall exclude from the definition of “asset sale” sales or other dispositions of property (including like-kind exchanges) to the extent that (x) such property is exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement property or (y) such asset is sold or disposed of for fair market value and the proceeds of such sale or disposition are applied to the purchase price of such property);

(d)	limitations on mergers, consolidations and fundamental changes;

(e)	limitations on restricted payments and investments (which shall permit, among other things, (i) dividends consistent with the Borrower’s current dividend policies, (ii) intercompany investments, reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired and subject to limitations on investments in non-Guarantor subsidiaries to be agreed, (iii) Permitted Acquisitions, (iv) unlimited investments in joint ventures formed for the purpose of building new precipitated calcium carbonate or other related product satellites (such joint ventures, “Specified Joint Ventures”), (v) additional investments in joint ventures up to the greater of $150,000,000 and an amount equal to 7.5% of Total Assets (to be calculated net of returns, profits, distributions and similar amounts received in cash or cash equivalents on such investments), (vi) payments pursuant to a general restricted payments basket or investments pursuant to a general investment basket, in each case to be agreed and (vii) additional unlimited restricted payments and investments, so long as the Secured Net Leverage Ratio on a pro forma basis is no greater than 2.50:1.00);

(f)	limitations on transactions with affiliates;

(g)	limitations on restrictions on liens and other restrictive agreements; and

(h)	limitation on changes in the fiscal year, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation, including (x) certain baskets based on the greater of an amount to be agreed and a percentage of Total Assets and (y) an available basket amount (the “Available Amount Basket”) equal to an amount that will be built by, among other things, (a) retained excess cash flow plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified equity) received by the Borrower, plus (c) the net cash proceeds of debt and disqualified equity of the Borrower, in each case issued after the Closing Date, which have been exchanged or converted into qualified equity of the Borrower, plus (d) the net cash proceeds of sales of investments made under the Available Amount Basket (in an amount, together with amounts added pursuant to clause (e) below, not to exceed the amount of such investment made under the Available Amount Basket), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available Amount Basket (in an amount, together with amounts added pursuant to clause (d) above, not to exceed the amount of such investment made under the Available Amount Basket), plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries. The Available Amount Basket may be used for, among other things, investments and restricted payments; provided that, no default or event of default under the Facilities Documentation shall exist or result therefrom. Usage of the Available Amount Basket shall be subject to the Net Leverage Ratio, on a pro forma basis, not exceeding 3.00:1.00.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the equity interests of (or all or substantially all of the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) there is no event of default immediately after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith, (b) the acquired company or assets are in the same or a generally related business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above (including with respect to foreign subsidiaries), the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent; provided that acquisitions of entities that do not become Guarantors will be capped at an aggregate consideration to be agreed.

Financial Covenant:

Limited to the following: a maximum ratio of total consolidated indebtedness less Unrestricted Cash (as defined below) to Consolidated EBITDA (the “Net Leverage Ratio”); provided that the aggregate amount of the Unrestricted Cash of foreign subsidiaries shall be determined by the Borrower in good faith after giving effect to any taxes payable in connection with distributing such cash to the Borrower or any Guarantor (whether by dividend or repayment of loans or accounts receivable or otherwise). For purposes of this paragraph, “Unrestricted Cash” shall mean any unrestricted cash or cash equivalents of the Borrower and its subsidiaries.

The Net Leverage Ratio shall be solely for the benefit of the Lenders under the Revolving Credit Facility, and shall apply only at such times when, as of the end of the most recently ended period of four consecutive fiscal quarters (a “Test Period”), (i) if on the date of commencement of syndication of the Facilities (the “Launch Date”) (A) the corporate credit ratings in respect of the Borrower are BB (with a stable or better outlook) and Ba2 (with a stable or better outlook) or higher from S&P and Moody’s, respectively, and (B) the ratio of total consolidated indebtedness to Consolidated EBITDA is not greater than 4.00:1.00, loans and letters of credit were outstanding under the Revolving Credit Facility in an aggregate principal equal to 25% or greater of the aggregate commitments under the Revolving Credit Facility as of the last day of such Test Period and (ii) if otherwise, loans or letters of credit (excluding up to $10,000,000 of undrawn letters of credit) were outstanding under the Revolving Credit Facility as of the last day of such Test Period.

The level for the financial covenant shall be set at (x) in the case of the foregoing clause (i), 5.00:1.00 and (y) in the case of the foregoing clause (ii), 5.25:1.00, in each case subject to step downs to be agreed based on a 30% cushion to EBITDA.

Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility (excluding the commitments of defaulting Lenders, the “Requisite Revolving Lenders”) may amend the definitions related to such covenant, amend or waive the terms of such covenant and waive, amend, terminate or otherwise modify such covenant with respect to the occurrence of an event of default.

Consolidated EBITDA is to be defined in a manner to be agreed and will include an addback for factually supportable cost savings and synergies in connection with acquisitions (including the Acquired Business) as certified in good faith by the chief financial officer of the Borrower to the extent reasonably expected to be achieved within 24 months of the consummation thereof (without duplication of achieved cost savings); provided that the amount added back in any period shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to such addback).

Unrestricted Subsidiaries:	The Credit Agreement will contain provisions pursuant to which, subject to limitations to be agreed (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (w) no default or event of default then exists or would result therefrom, (x) after giving effect to any such designation or re-designation, if the financial covenant is then required to be tested, the Borrower shall be in pro forma compliance with the financial covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered, (y) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (z) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Agreement and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the Credit Agreement.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants (provided that, with respect to the financial covenant described under the heading “Financial Covenant” above, a breach thereof shall only result in an event of default under the Term Facility after the Requisite Revolving Lenders have terminated the Revolving Credit Facility and accelerated any loans outstanding thereunder); cross payment default and cross acceleration; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual or asserted invalidity of the Guarantees or the documentation in respect of the Collateral; and Change in Control (to be defined in a manner to be mutually agreed upon), in each case with customary grace periods, qualifications and exceptions to be mutually agreed upon.

Voting:	Except as provided above with respect to the financial covenant, amendments and waivers of the Credit Agreement and the other Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under the Facilities, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees and (iii) extensions of scheduled amortization, final maturity or reimbursement dates or postponement of any payment dates, (b) the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under any class of the Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the rights of any other class in respect of payments or Collateral and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of the applicable Collateral permitted by the Credit Agreement) and (iii) releases of all or substantially all the value of the guarantees provided by the subsidiaries of the Borrower (other than in connection with any sale of the applicable Guarantor permitted by the Credit Agreement).

The Credit Agreement will contain customary amend and extend and “yank-a-bank” provisions to be mutually agreed upon.

Cost and Yield Protection:	Usual for facilities and transactions of this type (it being agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “change in law”, regardless of the date enacted, adopted, promulgated or issued, for purposes of such cost and yield protections).

Assignments and Participations:	The Lenders will be permitted to assign all or a portion of their loans and commitments (other than to a natural person) with the consent of (a) the Borrower (unless a payment or bankruptcy event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined in a manner to be mutually agreed upon)); provided that the Borrower shall be deemed to have consented to a proposed assignment of loans or commitments if the Borrower has not responded to such proposal within ten business days after the Borrower has received notice thereof, (b) the Administrative Agent (unless such assignment is an assignment of a loan under the Term Loan Facility to a Lender, an affiliate of a Lender or an Approved Fund) and (c) the Swingline Lender and each Issuing Bank (unless such assignment is an assignment of a loan under the Term Loan Facility), in each case which consent shall not be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Credit Facility and (b) $1,000,000 in respect of loans and commitments under the Term Loan Facility, unless otherwise agreed by the Borrower (unless a bankruptcy or payment event of default has occurred and is continuing) and the Administrative Agent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each such assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

Assignments of loans under the Term Loan Facility to the Borrower and its subsidiaries shall be permitted so long as:

(i) any offer to purchase or take by assignment any loans under the Term Loan Facility by the Borrower and its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be mutually agreed upon);

(ii) no default or event of default has occurred and is continuing or would result therefrom;

(iii) the loans purchased are immediately canceled (with customary restrictions on increasing EBITDA by any non-cash gains associated with such cancellation of debt); and

(iv) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to matters that require the consent of all Lenders or all affected Lenders.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses of the Administrative Agent, the Arranger and their respective affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for any of the foregoing) associated with the structuring, arrangement and syndication of the Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Agreement and the other Facilities Documentation and any amendments, modifications and waivers thereof (which, in the case of preparation, negotiation, execution, delivery and administration of the Credit Agreement and other Facilities Documentation shall be limited to a single counsel for such persons and one local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of security interests in the Collateral), as well as all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of letters of credit or any demand for payment thereunder, are to be paid by the Borrower. In addition, all out-of-pocket expenses of the Administrative Agent, the Issuing Banks and the Lenders (including, without limitation, the fees, charges and disbursements of counsel for any of the foregoing) for enforcement costs associated with the Facilities are to be paid by the Borrower.

The Borrower will indemnify the Arranger, the Administrative Agent, the Issuing Banks, the Lenders and their respective affiliates and each of their respective Related Parties (each, an “indemnified person”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person)) of any such indemnified person arising out of, in connection with or as a result of the Transactions, including, without limitation, the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such indemnified person is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Borrower or any of its subsidiaries) that relate to any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of such indemnified person, (b) result from a claim brought by the Borrower or any of its subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder if the Borrower or such subsidiary has obtained a final and non-appealable judgment in its or its subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (c) result from a proceeding that does not involve an act or omission by the Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities). “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

Defaulting Lenders:	The Credit Agreement shall contain customary provisions relating to “defaulting” Lenders (including, without limitation, provisions relating to providing cash collateral to support letters of credit and swingline loans, the suspension of voting rights and rights to receive interest and fees, and assignment of commitments or loans of such Lenders).

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arranger:	Simpson Thacher & Bartlett LLP.

ANNEX I

Interest Rates:	The interest rates under the Facilities will be as follows:

Revolving Credit Facility

At the option of the Borrower, a per annum rate of Adjusted LIBOR plus 1.75% or ABR plus 0.75%, subject to leverage based step-downs as follows: (i) stepping down to Adjusted LIBOR plus 1.625% or ABR plus 0.625% when the Net Leverage Ratio is less than 2.00:1.00 but greater than or equal to 1.00:1.00 and (ii) stepping down to Adjusted LIBOR plus 1.50% or ABR plus 0.50% when the Net Leverage Ratio is less than 1.00:1.00; provided, however, that all swingline loans shall bear interest based upon the ABR.

Term Loan Facility

At the option of the Borrower, the Term Loans shall accrue interest at either ABR or Adjusted Libor plus a spread determined on the Launch Date in accordance with Annex I-A.

If the Net Leverage Ratio at the end of any fiscal period is less than 2.50 to 1.00, amounts outstanding under the Term Loan Facility will bear interest at the applicable rate determined pursuant to the immediately preceding paragraph minus 0.25% from the date on which financial statements for such period are delivered and ending on the day prior to the delivery of financial statements for the next following fiscal quarter.

All Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, to the extent available to the applicable Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the highest of (i) JPMCB’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1⁄2 of 1.00% and (iii) the Adjusted LIBOR for a one-month interest period plus 1.00%.

Adjusted LIBOR will at all times include statutory reserves and shall not in the case of the Term Loan Facility, in any event, be less than 0.75% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee of 0.125% per annum on the aggregate face amount of outstanding letters of credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.25% (or, if the corporate credit ratings in respect of the Borrower are less than BB (with a stable or better outlook) or Ba2 (with a stable or better outlook) from S&P and Moody’s, respectively, 0.30%) per annum on the undrawn portion of the commitments in respect of the Revolving Credit Facility, commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date. For purposes of calculating the commitment fee, outstanding swingline loans will be deemed not to utilize the Revolving Credit Facility commitments.

Original Issue Discount/ Upfront Fees:	An upfront fee equal to 0.375% of the aggregate commitments under the Revolving Credit Facility will be payable by the Borrower on the Closing Date for the account of the Lenders participating in the Revolving Credit Facility. The loans under the Term Loan Facility will be issued to the Lenders participating in the Term Loan Facility at a price of 99.5% of their principal amount.

Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the Arranger, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

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ANNEX I-A

Level	Corporate Credit Ratings	Term Loans[2]
		Adjusted LIBOR	ABR
Level I	≥ Ba2 (stable) and BB (stable)	2.25%	1.25%
Level II	≥ Ba3 (stable) and BB- (stable) (but less than Level I)	2.50%	1.50%
Level III	< Ba3 (stable) and BB- (stable)	2.75%	1.75%

[2]	In the case of ratings split across Levels, higher pricing (i.e., the numerically higher applicable Level) shall apply.

EXHIBIT B

Project Blacklight

$1,760,000,000 Senior Secured Credit Facilities

Summary of Additional Conditions Precedent3

The initial borrowings under the Facilities shall be subject to the following conditions precedent:

1.	The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all related documents shall be reasonably satisfactory to the Arranger (it being understood that the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) provided to the Arranger on March 6, 2014, is satisfactory to the Arranger). The Company shall have accepted for payment the Shares pursuant to the Tender Offer prior to or substantially simultaneously with the closing of the Facilities in accordance with applicable law, the Purchase Agreement and all other related documentation (without giving effect to any amendments, consents or waivers to or of such documents that are materially adverse to the Lenders and not consented to by the Arranger (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood and agreed that any decrease in the Consideration of less than 10% shall not be deemed to be a modification which is materially adverse to the Lenders, but any such reduction in the Consideration shall be applied to a dollar-for-dollar reduction to the Term Loan Facility). The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects.

2.	Since the date hereof, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement provided to the Arranger on March 6, 2014).

3.	The Existing Indebtedness Refinancing shall have occurred or shall occur simultaneously with the closing of the Facilities.

4.	The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Borrower will satisfy the requirements of this paragraph 4. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended 2013, 2012 and 2011.

[3]	All capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto.

5.	The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Acquired Business will satisfy the requirements of this paragraph 5. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended 2013, 2012 and 2011.

6.	The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as of the last day of the most recent fiscal period for which financial statements were delivered under paragraph 4 above, prepared after giving effect to the Transactions and the other transactions contemplated hereby.

7.	The Lenders shall have received a certificate from the chief financial officer of the Borrower in substantially the form of Annex II hereto confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

8.	The Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case requested at least ten business days prior to the Closing Date.

9.	All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be reimbursed by the Borrower on the Closing Date pursuant to the Commitment Letter shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities) to the extent invoiced at least two business days prior to the Closing Date.

10.	The Administrative Agent shall have received (a) copies of the Facilities Documentation executed by you and all documents and instruments required to create or perfect the Administrative Agent’s security interest, on behalf of the Lenders and the other Secured Parties (to be defined in a manner to be mutually agreed upon), in the Collateral (in proper form for filing), which shall, in each case, be consistent with the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and (b) customary legal opinions, customary evidence of authorization, customary officer’s and secretary’s certificates, good standing certificates (to the extent applicable) and customary lien searches.

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Annex I to EXHIBIT B

Form of Solvency Certificate

Date:             , 2014

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Minerals Technologies Inc. (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [—] of the Credit Agreement, dated as of [—], 2014 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [—]. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [—] of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

MINERALS TECHNOLOGIES, INC.

By:
Name:
	Title:	Chief Financial Officer

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